Exhibit 99.1

Contact: Paul S. Musgrove

Chief Financial Officer

330-373-1221

For Immediate Release

FIRST PLACE FINANCIAL CORP. RAISES $30 MILLION IN TRUST

PREFERRED SECURITIES OFFERING

Warren, Ohio – September 16, 2005 – First Place Financial Corp. (NASDAQ: FPFC), the holding company for First Place Bank, announced today that it has completed a $30 million trust preferred securities offering in a private transaction. The securities will mature on September 15, 2035, and bear a fixed rate of interest of 5.69% for five years through September 15, 2010, and a floating rate of interest that resets quarterly to 1.45% above the 3-month Libor rate for the remaining 25 years. The fixed/floating capital securities were issued through a newly formed trust, First Place Capital Trust III. First Place Financial Corp. intends to use the proceeds from the offering for general corporate purposes.

About the Company

First Place Financial Corp., a $2.5 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 21 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank, with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities

Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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